                                AGENCY AGREEMENT

Agreement between Laser Photonics, Inc., (CLIENT) and RUBIN EHRENTHAL & ASSOCIATES, (AGENCY), 100 Avenue of the Americas, New York, New York 10013, for the provision of designated advertising services for Laser Photonics, Inc. in accordance with the following terms and conditions:

I.       SCOPE OF SERVICES

         The services to be provided by AGENCY to CLIENT under this agreement shall be (a) Account Services; (b) Creative Advertising Services; (c) Media Services; and Production and Traffic Services. AGENCY shall render the above referenced services for Laser Photonics, Inc. A description of the services to be provided to CLIENT under this agreement is provided hereunder. (Separate agreements for Sales, Medical Education and Public Relations services are contained in Addenda I, II, III, respectively.

         A.   ACCOUNT SERVICES

              AGENCY shall make itself available to CLIENT during the term of this Agreement, as requested by CLIENT and as reasonably appropriate to provide CLIENT with assistance in developing the overall marketing plans, strategies, and advertising. The services, as below outlined in terms 1 through 12 hereunder shall be known as "Account Services:"

              The AGENCY staff assigned to the Account shall be (see addendum to staffing assignments):

              --  Principal Supervision
              --  Management Supervisor
              --  Account Supervisor
              --  Account Executive
              --  Manager of Finance
              --  Media Services
              --  Account Traffic Coordinator
              --  Production Supervisor
              --  Medical Director
              --  Director of Strategic Planning and Market Research

               These individuals, together with the other personnel of AGENCY, shall serve the following functions, which shall be covered as set forth in Paragraph I. A. and B. below.

               1. Serving as a resource to CLIENT in the evaluation of and/or development of marketing research data as it applies to CLIENT's products. Providing marketing research consultation in connection with this Agreement to assist in analysis and recommendations of marketing strategies.

               2. Advising CLIENT on all elements of the marketing plan as above referenced through definition of objectives, strategies, budget, and creative concepts.

               3. Developing as instructed by CLIENT, a Tactical Marketing Plan for and providing CLIENT with budget estimates for creative advertising services (and production and media services, if requested by CLIENT).

               4. Assisting with the resolution of problems and/or questions concerning the Marketing Plan.

               5. Aiding in the evaluation of measurement parameters used in determining the degree to which CLIENT marketing goals are being achieved.

               6. Providing advice and creative marketing ideas for resolving CLIENT problems and taking advantage of opportunities.

               7. Providing account management through supervision and coordination for AGENCY personnel who work with CLIENT.

               8. Providing marketing input for copy and art direction for development of basic creative concepts and promotional themes.

               9. As requested by CLIENT, providing production job estimates and proofing.

               10. As requested by CLIENT, procurement and implementation of original and new marketing research studies or data for third party sources and obtaining bids from these suppliers.

               11. As requested by CLIENT, attendance at sales meetings and conventions.

               12. As requested by CLIENT, obtaining medical consultation and services.

         B.   CREATIVE ADVERTISING SERVICES

              AGENCY shall implement the Tactical Marketing Plan, developed by or with CLIENT during the term of this agreement, through the creation and execution of the advertisements and promotional materials that are contained therein. As the needs of the business dictate, changes to Tactical Plan elements are inevitable. As changes occur, AGENCY shall obtain CLIENT's written approval of the change and provide CLIENT with a description thereof and the revised estimated cost for approval. All services rendered (other than Account Services as set forth in Paragraph I. A.1 - 12 above) and products or materials created or produced by AGENCY in the implementation of the Tactical Plan during the term of this Agreement shall be considered Creative Advertising Services. Creative Advertising Services include, but are not necessarily limited to:

              1.      copy supervision, preparation and copywriting;

              2.      art supervision, design and comprehensives;

              3.      proofreading and editing;

              4.      preparation of mechanicals, computerized or traditional;

              5.      printing approval and color corrections.

         C.   MEDIA SERVICES

              AGENCY shall implement the media plans developed with CLIENT during the term of this agreement. Media Services include, but are not necessarily limited to:

              1.      media planning;

              2.      competitive analysis;

              3.      maintenance of media schedules;

              4.      placement of insertion orders and invoicing.

              These services include the use of both AGENCY personnel time and outside services. Out-of-pocket expenses for access to readership audits and on-line media services will be passed on directly to CLIENT by billing at net, with no additional costs or commissions added. Commission on gross media costs is 15%.

              You acknowledge that, in placing your advertising with various media, AGENCY will contract with such media on the basis of "sequential liability" pursuant to which AGENCY shall be solely liable for payment to the extent that proceeds have cleared from you as advertiser to AGENCY for advertising published or broadcast in accordance with the contract. As advertiser, you will remain solely liable for sums owing but not cleared to the AGENCY in respect to such advertising.

              Accordingly, you hereby authorize and agree that AGENCY may contract with media on your behalf on the basis of sequential liability, and that you will be solely liable to media with respect to payments for such space or time to the extent that such payments have not cleared to the AGENCY.

              Solely, to the forgoing extent, AGENCY will act as agent for you as disclosed principal in entering into contracts with media, and a copy of this paragraph may be presented to media and/or other third parties as evidence of AGENCY's authority to act in such capacity for such purpose.

              So that AGENCY, or any of its subsidiaries, can satisfy its obligations to pay for media that is to be used on behalf of CLIENT. CLIENT shall pay for its media in full prior to the media commitment dates (release of the insertion order by the AGENCY) or shall establish an irrevocable letter of credit with a lending institution acceptable to AGENCY in an amount sufficient to cover ongoing media commitments. In this regard, CLIENT acknowledges that AGENCY may currently commit to a media purchase on behalf on CLIENT with a media buying service. If necessary, CLIENT shall have such letter of credit in place no later than the date that AGENCY has to exercise a media commitment. AGENCY shall be under no obligation to place media for which it has not received complete payment and where such letter of credit is not in place, if required. To the extent CLIENT does not timely advance funds to AGENCY so that AGENCY may timely pay media, AGENCY shall have the right to draw down such sums as are then due to media by presentment to the lending institution issuing the letter of credit.

II.       AGENCY AUTHORIZATIONS FOR OUTSIDE SERVICES

          A. AGENCY shall have the right to procure all reasonable or necessary outside services and materials, including audio-visual services, printing, telegrams, express mail, courier services, freight, and similar services in the name of and for the benefit of CLIENT and to require reimbursement for such outside services; provided, however, that (1) AGENCY receives prior written approval for the procurement of same from CLIENT, and (2) AGENCY provides CLIENT with reasonable and satisfactory documentation of the actual cost of the outside services and materials. Prior to purchasing such goods or services, or entering into any legal commitments therefore, AGENCY shall (1) comply with provisions set forth in B. and C. below and with any other previously received specific instruction of CLIENT or with any written policy of CLIENT concerning the procurement of bids or proposals thereof or the receipt of purchase orders prior to proceeding to make such commitments; and (2) determine that CLIENT has not elected to provide or procure such goods or services itself.

          B. Prior to contracting for any specific purchase of these goods or services which exceeds $20,000, excluding typesetting costs, laser color prints, retouching, photography, and illustrations, and which is available from a number of competitive suppliers, AGENCY shall obtain bids from three such CLIENT suppliers and recommend to CLIENT the supplier from which procurement of the goods and/or services would be most appropriate. CLIENT shall then notify AGENCY as to which competitive supplier to use.

          C. AGENCY shall maintain, and on request in a timely and reasonable manner, provide CLIENT with complete documentation for all procurements of goods and services.

III.      PAYMENT FOR SERVICES AND REIMBURSEMENT OF EXPENSES

          A.   MONTHLY FEE FOR ACCOUNT SERVICES

               In return for all of the Account Services rendered by the Account Management personnel set forth in Paragraph I.A. 1 - 12 above, other than as specifically provided in Paragraph B. below, AGENCY shall receive the annual sum of $479,960, in equal monthly installments of $39,996.67 per month (Exhibit A), to be invoiced 30 days in advance of each month.

               The fee will be subject to review by both parties every three months. The AGENCY and CLIENT agree that this fee, by product, is based on an estimate of hours activity as currently anticipated. Therefore, this fee will be reconciled every three months against actual hours worked by AGENCY during such period.

               If AGENCY has worked more than the estimated hours on behalf of CLIENT hereunder during any three month period hereunder then the AGENCY will invoice these unreimbursed hours, at a cost of $104 per hour.

         B.    CREATIVE ADVERTISING SERVICES

               AGENCY shall invoice CLIENT for Creative Advertising Services on an hourly fee basis at the rate of $104 per hour. Work will not begin on a specific project until a CLIENT project form has been completed and a code number assigned by CLIENT. AGENCY shall maintain detailed records of specific Creative Advertising AGENCY Services rendered and times expended therefore and shall provide same to CLIENT upon request in a reasonable and timely manner. AGENCY shall not exceed the budgeted estimates for Creative Advertising Services or for other Production Services which have been specifically requested by CLIENT by more than ten percent (10%) for any Tactical Plan item or project element without the prior, written approval of CLIENT. AGENCY's invoices shall identify specific Tactical Plan items for which Creative Adverting and/or Production Services have been rendered. (Exhibits B, C, D, E)

          C.   REIMBURSEMENT OF AGENCY EXPENSES

               CLIENT shall reimburse AGENCY for all reasonable and documented out-of-pocket expenses which have been approved by CLIENT (in writing, if applicable) in connection with performing Account Services and Creative Advertising Services, including travel and living expenses, airline tickets, car rental expenses and long distance telephone expense charges for all AGENCY personnel authorized by CLIENT to make the trip. These expenses shall be billed and paid for monthly.

          D. PAYMENT OF REIMBURSEMENT FOR OUTSIDE SERVICES: NO COMMISSION OR PAYMENT

               1. If requested by AGENCY, all payments incurred or committed to by AGENCY for services and materials procured outside of AGENCY in connection with, but beyond the scope of, Creative Advertising Services shall either be paid by CLIENT in advance or directly to the provider of the outside service or materials, or reimbursed by CLIENT to AGENCY following CLIENT's receipt of reasonable and satisfactory documentation of the cost of the outside services or materials, if no request for direct or advanced payment is made by AGENCY.

                    AGENCY shall charge no commission (except for media), handling or other charge to CLIENT for procurement of such services or materials. Any discount, rebate or other allowance paid to AGENCY by a supplier which is not reflected in the original billing shall be credited to CLIENT in the next billing to CLIENT under this Agreement.

               2. CLIENT shall also reimburse AGENCY for the actual cost of procuring marketing data or research studies from third parties as requested by CLIENT in connection with, but beyond the scope of the performance of AGENCY's services. All direct payments or reimbursements shall be made monthly upon presentation of AGENCY's invoices and reasonable documentation of actual cost.

          E. All AGENCY invoices are to be paid by CLIENT within 15 days of receipt of AGENCY's invoices. All past due invoices will incur a finance charge of 1 1/2% per month.

          F.   RECORDS

               AGENCY shall, during the course of this Agreement and for one year thereafter, keep and make available to CLIENT for inspection at all reasonable times, time, cost and expense records in connection with fees and expenses, including outside expenses incurred and services and materials procured by AGENCY under this Agreement

IV.       COPYRIGHTS: TITLE TO PROPERTY

          A.   ACQUISITION OF COPYRIGHTS

               AGENCY shall take the steps necessary to secure on behalf of CLIENT and in CLIENT's name, copyrights to all copyrightable materials produced under this Agreement which shall include, but not necessarily be limited to, the giving of all requisite statutory notice with the first and all other publications of such materials and filing of a claim or copyright for such materials with the United States Patent Office when, and if, required.

          B.   EXCLUSIVITY

               CLIENT shall own all such copyrights, and they shall own and have exclusive royalty-free right to use all non-copyrightable material produced hereunder. AGENCY shall not use any copyrightable or non-copyrightable material produced hereunder for any purpose other than in this or any future project done by CLIENT without the express written permission of CLIENT.

          C.   TITLE AND PROPERTY

               All advertisements and promotional materials prepared, purchased or furnished by AGENCY for CLIENT under this Agreement become CLIENT's property with right of copyright, and shall be preserved for delivery to CLIENT upon request only if AGENCY has been fully paid by CLIENT for its services and costs. CLIENT shall have the right to use all such materials wherever and whenever it chooses.

V.        CONFIDENTIALITY

          AGENCY shall keep in confidence and shall not disclose or use for the benefit of others, any and all information, plans, strategies, and/or materials produced hereunder for CLIENT or provided to it by CLIENT except as necessary to carry out this agreement (1) as specifically authorized by CLIENT; or (2) as otherwise authorized by CLIENT in writing. The restriction will survive performance and/or termination of this Agreement for a period of five years. Further, AGENCY shall assure that no unpublished material prepared for its former CLIENTS are disclosed to CLIENT, and shall not disclose to CLIENT any plans, strategies or other information which is a trade secret of any former CLIENT for AGENCY.

VI.       TERM

          The term of this Agreement shall commence on May 11, 1999 and shall continue in effect until terminated by either party as below provided in Paragraph VII hereunder. Any renewal or continuation of this Agreement beyond May 10 of any year shall be by written Agreement and signed by both CLIENT and AGENCY.

VII.      TERMINATION

          Both parties shall have the right to terminate this Agreement, in whole or in part, with or without cause, upon 90 days written notice to the other party. In the event that CLIENT elects to terminate this Agreement, AGENCY shall not undertake further work, incur additional expenses or enter into further commitments with regard to this Agreement after receipt of notice of termination from CLIENT unless requested by CLIENT to complete works in progress. AGENCY shall be entitled to receive payment of the monthly Account Service Fee for the three-month period following such notification. Further, upon submission of reasonable documentation to CLIENT, AGENCY shall be entitled to receive payment for all Creative Advertising Services actually performed, (based on costs of materials and established pay rates for such services as provided in Paragraph III B above); for out-of-pocket expenses and for noncancelable commitments actually entered into with regard to this Agreement prior to AGENCY's receipt of CLIENT's notice of termination. Further, in the event of termination of this Agreement by CLIENT, the total owed to AGENCY by CLIENT shall not exceed the annual sum of Account Services and the budgeted amounts for Creative Advertising, Production and Outside Services. If the amount that CLIENT has previously paid to AGENCY exceed the amount that AGENCY is actually owed, AGENCY shall reimburse the balance to CLIENT within 45 days of receipt of CLIENT's notice of termination. Likewise, AGENCY shall provide CLIENT with all materials and work in progress prepared under this Agreement at the time of termination, once total payment is received by AGENCY.

VIII.     INDEPENDENT CONTRACTOR

          AGENCY shall function as an independent contractor and shall not hold itself out as an agent of CLIENT or represent that it has the capacity to bind CLIENT in any way; provided, however, any work performed by AGENCY under this Agreement shall be deemed work for hire by CLIENT.

IX.       ASSIGNMENT

          Except as otherwise provided herein, neither party to this Agreement shall delegate any of its duties nor assign any of its rights under this Agreement to a third party without the express written permission of the other, and such consent shall not be unreasonably withheld.

X.        MISCELLANEOUS

          AGENCY represents that it is not currently debarred, suspended or otherwise excluded by Government Agencies from receiving Federal Contracts.

XI.       CONFLICT OF INTEREST

          AGENCY warrants that it does not currently have a conflict of interest with a CLIENT competitor pharmaceutical company or any other company for this type of project; and that it shall not enter into a contractual agreement for a similar therapeutic product with any CLIENT competitor or other company during the term of this Agreement from which a conflict of interest issue could arise without the prior, written approval of CLIENT. Further, AGENCY agrees to indemnify and hold harmless CLIENT from and against any and all losses, claims, damages, expenses or liabilities, including attorney's fees, which CLIENT may incur as a result of contractual arrangements entered into between AGENCY and another company prior to entering into this Agreement, or during the term of this Agreement.

XII.      INDEMNIFICATION

          AGENCY will indemnify and hold harmless CLIENT, servants and employees, against all losses, claims or suits, excluding those by or before administrative agencies, based upon AGENCY's activities hereunder, and pertaining to libel, slander, defamation or any infringement of copyright or of title or of slogan or piracy, plagiarism or idea misappropriation under implied contract or any invasion of privacy. AGENCY shall have the right to control the defense of all such proceedings and to select and engage counsel of its choice, consulting with CLIENT, and CLIENT shall cooperate fully with AGENCY in such defense; provided, however, that CLIENT shall not settle any such claims or suits without the proper written consent of the AGENCY. The above indemnity does not apply to any matter furnished AGENCY by CLIENT or submitted to CLIENT by third parties, or to any other claim for which AGENCY is entitled to indemnification from CLIENT as provided below. CLIENT shall indemnify and hold AGENCY harmless in respect of claims (a) of third parties based on any written matter furnished AGENCY by or through CLIENT in connection with the services to be rendered by AGENCY hereunder; (b) based upon the nature or use of CLIENT's products or services or (c) based upon any materials created, produced or prepared by AGENCY and which are approved by CLIENT or which are used in any manner other than as intended. Upon the filing of any suit or claim CLIENT's attorneys (which attorneys shall be reasonably satisfactory the AGENCY) shall defend AGENCY and AGENCY shall permit such attorneys, at CLIENT's discretion and cost, to handle and control the defense of any such claims or suits and provided further, that no party shall settle any such claims or suits without the proper written consent of CLIENT.

XIII.     CHANGES IN AGREEMENT

          No changes may be made in this Agreement except by written agreement by the parties hereto.

XIV.      COMPLETE UNDERSTANDING

          This agreement is the entire and complete understanding between CLIENT and AGENCY in regard to the subject matter covered herein. It replaces, supersedes and renders void any and all predecessor

          Agreements, if any, made between the parties, whether written or oral, and pertain to the covered subject matters.

XV.       GOVERNING LAW

          This Agreement shall be construed, interpreted and enforced under the laws of the State of New York.

If the terms of the foregoing meet with your approval, please indicate your acceptance by signing both copies of this Agreement and returning one.

Accepted and agreed to:

By:      /s/  Chaim Markheim
   ------------------------------------
         Chaim Markheim                                          5/11/99
         Chief Operating Officer
         Chief Financial Officer
         Laser Photonics, Inc.


By:      /s/ Steve Girgenti
   ------------------------------------
         Steve Girgenti                                          5/11/99
         Chairman and CEO
         Healthworld Corporation


-------------------------------------------------------------------------------
                                    EXHIBIT A
                                 MANAGEMENT FEE

-------------------------------------------------------------------------------
EMPLOYEE                             POSITION                      ANNUAL HOURS
-------------------------------------------------------------------------------
Herb Ehrenthal                    President                                 240

-------------------------------------------------------------------------------
Ernestine McCarren                General Manager                           360

-------------------------------------------------------------------------------
Frank Hone                        Management Director                       360

-------------------------------------------------------------------------------
Vincent Stahl                     Management Supervisor                     800

-------------------------------------------------------------------------------
Marianne Jasmine                  Account Supervisor                        360

-------------------------------------------------------------------------------
Renee Hyler                       Account Executive, Consumer               420

-------------------------------------------------------------------------------
TBD                               Account Executive, Medical                800

-------------------------------------------------------------------------------
TBD                               Administrative Assistant                  795

-------------------------------------------------------------------------------
Leo Brandstatter                  Strategic Planner                         300

-------------------------------------------------------------------------------
Peggy Schwende                    Market Research                           180

-------------------------------------------------------------------------------
TOTAL                                                                     4,615

-------------------------------------------------------------------------------
HOURLY FEE                                                            $     104

-------------------------------------------------------------------------------
TOTAL FEE                                                             $ 479,960

-------------------------------------------------------------------------------



 ------------------------------------------------------------------------------
                                    EXHIBIT B
                         MEDICAL PROMOTION FEE SCHEDULE
                       PROJECTS INCLUDED IN THIS AGREEMENT

-------------------------------------------------------------------------------
                                FEE               OOP               TOTAL

-------------------------------------------------------------------------------
Strategic Planning            40,000                  0            40,000

-------------------------------------------------------------------------------
Direct Mail                   30,400             12,000            42,400

-------------------------------------------------------------------------------
Teleconference                18,400             12,000            30,400

-------------------------------------------------------------------------------
Franchise Kit                 25,600              8,000            33,600

-------------------------------------------------------------------------------
Monograph                     12,000             75,000            87,000

-------------------------------------------------------------------------------
Visual Aid                    36,000             10,000            46,000

-------------------------------------------------------------------------------
Journal Ad                    36,000             15,000            51,000

-------------------------------------------------------------------------------
Ad Space                           0             15,000            15,000

-------------------------------------------------------------------------------
Direct Mail                   16,800             24,000            40,800

-------------------------------------------------------------------------------
Exhibit Booth                 48,000             40,000            88,000

-------------------------------------------------------------------------------
Clinical Reprints              1,600              8,000             9,600

-------------------------------------------------------------------------------
Website/Management            32,000            360,000           392,000

-------------------------------------------------------------------------------
TOTAL                       $296,800           $579,000          $875,800

-------------------------------------------------------------------------------



-------------------------------------------------------------------------------
                                    EXHIBIT C
                               DIRECT-TO-CONSUMER
                       PROJECTS INCLUDED IN THIS AGREEMENT

-------------------------------------------------------------------------------
        PROJECT                   FEE               OOP               TOTAL

-------------------------------------------------------------------------------
Advertising / Marketing         144,000          4,360,000          4,504,000

-------------------------------------------------------------------------------
Psoriasis Advertorial            56,000            470,000            526,000

-------------------------------------------------------------------------------
Internet                        104,000            300,000            404,000

-------------------------------------------------------------------------------
Office Material                  32,000            110,000            142,000

-------------------------------------------------------------------------------
Total                          $336,000         $5,240,000         $5,576,000

-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
                                    EXHIBIT D
                                 MARKET RESEARCH
                       PROJECTS INCLUDED IN THIS AGREEMENT

-------------------------------------------------------------------------------
        PROJECT                   FEE               OOP               TOTAL

-------------------------------------------------------------------------------
Secondary Research             4,800               28,000               32,800

-------------------------------------------------------------------------------
Field Trip                         0                2,500                2,500

-------------------------------------------------------------------------------
MD Exploratory                 2,880               24,000               26,880

-------------------------------------------------------------------------------
Consumer Exploratory           9,600               40,000               49,600

-------------------------------------------------------------------------------
Consumer Concept Testing      14,400               80,000               94,400

-------------------------------------------------------------------------------
Consumer Communication Test    7,200               60,000               67,200

-------------------------------------------------------------------------------
MD Disaster Check              3,840               20,000               23,840

-------------------------------------------------------------------------------
Consumer A & U                14,400               80,000               94,400

-------------------------------------------------------------------------------
TOTAL                        $57,120             $334,500             $391,620

-------------------------------------------------------------------------------



-------------------------------------------------------------------------------
                                    EXHIBIT E

                                  MANAGED CARE

                       PROJECTS INCLUDED IN THIS AGREEMENT

-------------------------------------------------------------------------------
        PROJECT                   FEE               OOP               TOTAL

-------------------------------------------------------------------------------
Project Management               84,000                              84,000

-------------------------------------------------------------------------------
Market Research                                     34,000           34,000

-------------------------------------------------------------------------------
Pharmacoeconomic model                              35,000           35,000

-------------------------------------------------------------------------------
Monograph                                           60,000           60,000

-------------------------------------------------------------------------------
Clinical Reprints                                    5,000            5,000

-------------------------------------------------------------------------------
Formulary Binder                                     4,000            4,000

-------------------------------------------------------------------------------
Presentation Binder                                 30,000           30,000

-------------------------------------------------------------------------------
Announcement Mailing                                15,000           15,000

-------------------------------------------------------------------------------
NHMCC (to be decided)                               75,000           75,000

-------------------------------------------------------------------------------
TOTAL                           $84,000           $258,000         $342,000

-------------------------------------------------------------------------------


                                   ADDENDUM I

                     HEADCOUNT/LASER PHOTONICS INCORPORATED

                               LETTER OF AGREEMENT

This is to serve as our Letter of Agreement, made and entered into as of the 11th day of May, 1999, whereby Headcount agrees to complete calls for Laser Photonics Incorporated for Laser Photonics Excimer Laser to targeted physicians, managed care personnel and other targeted individuals during a seven-month period beginning October 1, 1999 through April 30, 2000.

The total program would be divided into two parts:

MANAGED CARE PROGRAM

Two dedicated, full-time managed care specialty representatives will start October 1, 1999. Their responsibility would be to call on managed care and insurance company headquarters to educate them on Laser Photonics Excimer Laser and to establish reimbursement procedures from them for the Laser Photonics Incorporated laser treatment. The cost for these two representatives will be $30,000/month. Headcount will provide management for these representatives.

The cost for the seven-month program is $210,000.

DERMATOLOGY SALES FORCE

Headcount will deploy and manage a selling team comprised of 20 dedicated flextime sales representatives. Each will deliver an average of 100 hours per month making calls against the identified Laser Photonics Incorporated targets (Dermatologists and FP/GPs). The approved targets will be located within a 45-mile radius of each territory center. Headcount defines a completed call as an active face-to-face exchange with a healthcare professional, at which time the product is discussed and product information is offered. This sales force will produce 8,000 hours of detailing activity in the period January 3, 2000 through April 30, 2000. The cost would be $400,000 based on an hourly coverage rate of $50/hour. In addition to the selling cost there is a one-time $100,000 recruiting fee for this portion of the program.

Total cost for the four-month program is $500,000.

In addition to the costs listed above, Headcount assumes that there would need to be an initial training meeting for the Dermatology Sales Representatives. We assume the representatives would need 5 days for training (1 day for pre-reading plus a 4-day initial training meeting that would allow for travel both to and from the meeting). Costs for this meeting are estimated at $40,000 and are enclosed in attachment A. These cost would be billed separately.

MANAGEMENT

Headcount will provide field management for both program as well as headquarter management support for the entire program. The fee for this management support is $10,000/month for a total cost of $70,000 for the program period.

The total cost for both the Managed Care and Dermatology Sales Program with management (not including initial training) is $780,000.

Included in Headcount's basic selling costs are the following items:

1. Total recruiting expenses throughout the contract period. This includes recruiting expenses for any turn that may occur.

2. All field-related expenses for the professional sales representatives and field management. These include auto expenses, parking, tolls, and miscellaneous supplies.

3. All Headcount headquarters management expenses in the field connected with assessment of field performance and including normal performance reviews/planning sessions.

4. The standardized Headcount call reporting and sample accountability service and monthly reporting.

5. All salaries, taxes and benefits for field representatives and management as well as the Headcount payroll and administrative services systems for all representatives and management hired.

6. Headcount Filed & Customer Services support to co-ordinate all field shipments, field communications and meeting logistics.

7. Quarterly Performance Improvement testing of all representatives on products and policies thoughout the term of the program.

Lasers Photonics Incorporated will pay actual costs, subject to its written pre-approval, for the following additional items for representatives and appropriate Headcount Management:

1. All out-of-pocket and time related expenses for the Introductory Training Meeting. This will include representative time at a rate of $100/day per representative, or an agreed upon flat rate plus hotel, airfare, meals and miscellaneous incidentals. (see attachment A)

2. All out-of-pocket and time related expenses for attendance at the follow-up Sales Meetings.

3. Regular Laser Photonics Incorporated sales bags/folders and business cards for the field representatives in order to project a "total Company identity" to the physicians that will be called on.

4. All out-of-pocket expenses related to client requested territory close outs including incremental travel, shipment of all returned samples, promotional materials and detail bags.

5. All detailing selling aids/miscellaneous materials plus coupons/samples distributed to the targeted physicians through Headcount field representatives (plus any outside handling/fulfillment service expenses). In this respect, we would work closely with you and your agency to add strategic thinking and a practical field point-of-view on all materials.

6. All expenses related to Laser Photonics Incorporated management visits to the field/Headcount headquarters and sales meetings.

PAYMENT

Headcount payments for detailing services will be due quarterly. The first payment will be due upon signing of this agreement and will be $220,000. Included in this payment would be the October-December 1999 Managed Care Program costs of $90,000, the October-December 1999 Management Fee of $30,000 plus the one time recruiting fee of $100,000. On December 15, 1999 the January-March 2000 payment will be due in the amount of $420,000. This would include the Managed Care Program costs of $90,000, the Dermatology Sales Program costs of $300,000 and the Management Fee cost of $30,000. On March 15, 2,000 the final payment will be due for April 2000 activity. This will amount to $140,000 and include cost for the Managed Care Program of $30,000, the Dermatology Sales Program costs of $100,00 and the Management Fee of $10,000. Time related representative costs for initial training/follow-up sales meetings will be due 15 days prior to the meeting date with all incidental meeting charges due 30 days following the meeting.

A late fee of 1.5% per month will be charged to Laser Photonics Incorporated for all late payments.

Headcount requests funds be wired to:

         The Chase Manhattan Bank N/A
         52 Broadway, 6th Floor
         New York, NY 10004
         212-701-5396
         Bank Code 021 00 0021

         For the benefit of:

         Headcount LLC
         100 Avenue of the Americas, 8th Floor
         New York, NY 10013-1687
         1-888-432-3268
         A/C #777008262

GENERAL PROVISIONS

Headcount will provide monthly status reports of its coverage to Laser Photonics Incorporated and will work closely with Laser Photonics Incorporated to provide ideas/advice on increasing professional support levels. Automated call reporting and sampling data computerized call reports, summarized monthly, will be available for Laser Photonics Incorporated to review following the close of the months activity.

Laser Photonics Incorporated may cancel the Agreement before its scheduled termination upon ninety (90) days written notices to Headcount. Laser Photonics Incorporated shall be liable for payment of all completed hours made through the date of cancellation, all pre-approved expenses incurred through such date which are not recoverable and all costs associated with closing out the representatives including shipment of materials. Additionally, Laser Photonics Incorporated shall be liable for a cancellation charge of $25 per hour for each hour originally planned and not executed for the Dermatology Program following cancellation. Laser Photonics Incorporated has the option to extend this Agreement but Headcount would need a firm decision from Laser Photonics Incorporated on this matter by January 30, 2000 so Headcount does not assign this field force to another manufacturer.

Laser Photonics Incorporated additionally agrees that it will not employ any Headcount representative or manager assigned to this program during this Agreement. At the completion of field activity representative and field management will be available for rollover to the employ of Laser Photonics Incorporated for a transfer fee of $7,500 per person.

All information, data and know-how concerning the operation, structure, personnel, research, products and plans of the Laser Photonics Incorporated businesses disclosed to Headcount shall be held in strictest confidence.

Laser Photonics Incorporated agrees that all claims, statements and representations which Laser Photonics Incorporated directs to be made in connection with the promotion of Laser Photonics Incorporated products represented by Headcount will be subjected to, and authorized under, Laser Photonics Incorporated regular scientific and legal/regulatory review process. Headcount agrees that its representatives will make no claim, statement or representations Laser Photonics Incorporated products other than claims, statements and representations that have been so authorized and approved by Laser Photonics Incorporated.

Laser Photonics Incorporated agrees to indemnify and hold Headcount harmless from all costs, including reasonable attorney fees, resulting from any charges or claims alleged to have arisen out of the sale, distribution or use of Laser Photonics Incorporated products or the publication/distribution of any materials authorized by

Laser Photonics Incorporated provided that Headcount shall promptly notify Laser Photonics Incorporated of such charges or claims. Headcount agrees that it will permit Laser Photonics Incorporated to control the defense, select counsel and institute settlement of any charges or claims as part of this agreement and will cooperate fully with Laser Photonics Incorporated in the defense of such claims.

Headcount agrees to indemnify and hold Laser Photonics Incorporated harmless from all costs, including reasonable attorney fees, resulting from any charges or claims alleged to have arisen out of any breach of Headcount of this Agreement or from the negligent, intentionally wrongful or unauthorized activities of Headcount and/or Headcount representatives and from any employment related claims filed against Laser Photonics Incorporated by Headcount representatives.

Headcount recognizes and agrees that is it acting under this Agreement as an independent contractor. Neither Headcount nor its employees, agents or representatives shall be considered employees of Laser Photonics Incorporated and neither party shall be held liable or accountable for any obligations incurred by the other party, except as specified herein, it being specifically understood that the respective businesses of the parties are operated separately and apart form each other.

IN WITNESS WHEREOF, the parties have executed this Letter of Agreement the day and year written below:

HEADCOUNT                               LASER PHOTONICS INCORPORATED

By:                                     By:
   ------------------------------          ---------------------------------
Title:                                  Title:
      ---------------------------              -----------------------------
Date:                                   Date:
     ----------------------------            -------------------------------

                                  ATTACHMENT A

                    ESTIMATED INTRODUCTORY TRAINING EXPENSES


-------------------------------------------------------------------------------
                                   # Persons                      Est. $
-------------------------------------------------------------------------------
AIR
@ $600/flight                            22                          13,200

HOTEL
@ $150/night x 3 nights                  12                           5,400

MEALS
@ $75/day x 4 days                       22                           6,600

INCIDENTALS
@ $50/pp                                 22                           1,100

MEETING EQUIPMENT                                                     3,700

REPRESENTATIVE MEETING TIME              20                          10,000
@ $100/day x 4 days

-------------------------------------------------------------------------------
TOTAL                                                               $40,000

-------------------------------------------------------------------------------


                                   ADDENDUM II

                                MEDICAL EDUCATION

                               LETTER OF AGREEMENT

The purpose herein is to set forth the services to be provided to the client by Medical Education Technologies, Inc.("MET"), the compensation in fees and reimbursements of out-of-pockets (OOPs) to be paid to MET in recognition of services,

TERM OF SERVICES

MET shall begin providing the services stipulated in this agreement and attachments hereto immediately upon signature of this agreement by stipulated parties MET shall provide said services for one year, the life of this agreement.

MET'S RESPONSIBILITIES IN PROVIDING SERVICES

MET shall be responsible for the development of programs and content, organization and management, and implementation for the education tactics in the schedule of medical education launch budgets attached to and a part of this document.

These responsibilities will include all editorial development; identification and recruitment of participating physicians; negotiations with medical societies and medical journals; CME accreditation for CME tactics; logistical planning and arrangements for necessary travel, hotel accommodations, catering, and meeting facilities; ground transportation; audiovisual equipment and technicians; design/layout and production of print and other enduring materials; and follow-up, including payment of physician honoraria and other related OOPs in a timely fashion.

MET shall inform the client regarding steps of development and implementation through consultations and status reports on a need-to-know and regular basis as mutually determined.

COMPENSATION FOR MET'S SERVICES

MET WILL BE COMPENSATED IN VARYING AMOUNTS ON A MONTHLY BASIS ACCORDING TO THE ATTACHED PAYMENT SCHEDULE FROM THE DOCUMENT, PROPOSED LAUNCH BUDGETS, US MARKETS.

CLIENT-APPROVED BUDGETS FOR OUT OF POCKETS (OOPS)

MET shall provide the client with line-item estimates of OOPs for approval when, through consultations, specifications for education tactics are finalized. MET will proceed with implementation of tactics when OOP estimates are approved.

All estimates will be +/- 15% of total OOP estimate.

After client approvals, any increases that will cause OOP budgets to exceed 15% of the total estimate must be client-approved in writing.

REIMBURSEMENT OF OOPS

MET will provide 2 to 3 invoices for the OOPs on each tactic, depending on total estimate. Estimates under $50,000 shall be invoiced in halves; over $50,000, in thirds. MET will provide a reconciliation when each tactic is completed and, upon request, documentation of OOPs.

CME AGREEMENTS

For tactics that are CME accredited, MET will assure that three-party CME agreements between the Office of Continuing Medical Education (the sponsor/provider), MET (the facilitator, organizer, and possibly co-sponsor), and the client (the supporter) are drawn and executed as prescribed by the American Council of Continuing Medical Education (ACCME).

MET shall abide by ACCME and AMA regulations and guidelines in developing, managing, and implementing CME programs and will provide guidance to the client in order that the client also abides by ACCME and AMA regulations and guidelines in providing permissible input, such as clinical results.

STANDARD AGENCY/CLIENT CONTRACTUAL CLAUSES

MET, as independent contractor, is a party to and shall be held liable under clauses in the executed agreement between the client and GHBM Healthworld regarding confidentiality, ownership of work-for-hire and produced materials, copyrights, indemnities, liabilities, workman's compensation insurance, FDA debarment, and termination/expiration of this agreement.

TACTICS INCLUDED UNDER THIS AGREEMENT

Under this Agreement, MET shall develop and implement the following tactics for advocate building and physician education:


Tactic                                     Fee                    OOP                 TOTAL

Advocate Building                        22,800                      --               22,800

Editorial Development                    48,000                      --               48,000

One (1) Review Article                   18,000                   7,500               25,500

3 Clinical Articles                      33,000                  15,000               48,000

3 Posters / Abstracts                    12,000                   6,000               18,000

2 Advisory Board Meetings                56,000                  60,000              116,000

3 Regional Advisory Boards               72,000                 150,000              222,000

CME Symposium                            52,000                  85,000              137,000

Video                                     8,000                  50,000               58,000

Slide Kit                                 4,000                  20,000               24,000

TOTAL                                  $325,800                $393,500             $719,300


WARRANTY

MET warrants that MET is legally able to enter into an education services agreement with Laser Photonics and that such agreement does not conflict with any agreement, understanding written or oral to which MET is a party or by which is bound.

                                  ADDENDUM III

                           PUBLIC RELATIONS AGREEMENT

May 11, 1999

Chaim Markheim
LASER PHOTONICS, INC.
2431 Impala Drive
Carlsbad, CA  92008-7227

Dear Chaim:

This Letter of Agreement, when signed by you in the space provided, will confirm that GHB&M Public Relations has been retained by Laser Photonics, Inc. to implement a public and professional relations program to support the launch of the company's Excimer Laser for the treatment of psoriasis. The agreement covers the period from May 1999 through April 2000.

In return for providing public and professional relations services and summaries of activities and results, Laser Photonics agrees to pay GHB&M Public Relations a monthly fee of $16,000. Out-of-pocket expenses, estimated at $236,000, will be billed at cost. The GHB&M Public Relations fee is based on an hourly composite rate of $130 and an estimate of the hours that will be required to successfully implement the program as outlined in the original proposal. It covers the services of an Account Executive, Senior Vice President Linda Rosenbaum and the consulting hours, as required, of Steve Girgenti. Any involvement of GHB&M public relations in additional programs or projects will be subject to negotiation.

The monthly fee will be billed at the beginning of each month in which account management services will be performed. Out-of-pocket expenses will be billed at direct cost in the billing cycle following the month they are incurred. Estimates will be provided for jobs billing over $10,000 in out-of-pocket expenses and 50% of the estimate will be advance billed prior to the start of the job, with the remainder due upon completion of the job.

We looking forward to working with Laser Photonics on this exciting new product launch. Please return a signed copy of this letter to my attention at your earliest convenience.

Sincerely,                                   Agreed to__________________________
                                                             Chaim Markheim

                                             Date _________________

Linda Rosenbaum
Senior Vice President

cc: Steve Girgenti
    Stuart Diamond

PUBLIC/PROFESSIONALS RELATIONS LAUNCH BUDGET

ASSOCIATION RELATIONS/START-UP AND NEGOTIATION

         Fee:   $12,000
         OOP:   $30,000

PSORIASIS SECTION/AAD WEBSITE

         Fee:   $28,000
         OOP:   $65,000

LAUNCH PRODUCT PUBLICITY (6 MARKETS)

         Fee:   $56,000
         OOP:   $50,000

COMMUNITY MEETINGS/NPF (6 MARKETS)

         Fee:   $38,400
         OOP:   $60,000

MED ED SPIN-OFFS

         Fee:   $20,000
         OOP:   $31,000

TOTAL FEE:        $154,400

TOTAL OOP:        $236,000

GRAND TOTAL:      $390,400